EXHIBIT 99.1

T-Mobile Raises 2021 Guidance Across the Board Again
and Delivers Record Financial Results in Q2
Industry-Leading Growth in Service Revenues, Profitability and Cash Flow

Consistent and Profitable Customer Growth
•Postpaid net additions of 1.3 million, best in industry and raising 2021 guidance
•Postpaid phone net additions of 627 thousand, 2.5x more than last year
•Postpaid account net additions of 349 thousand, best in industry and record-high
Record Financial Results Drive 2021 Guidance Raise for Second Consecutive Quarter
•Total revenues of $20.0 billion grew 13% year-over-year
•Service revenues of $14.5 billion grew 10% year-over-year, best growth in industry
•Net income of $978 million, 8x more than last year, diluted earnings per share (“EPS”) of $0.78, and Adjusted EBITDA(1) of $6.9 billion
•Core Adjusted EBITDA(1) of $6.0 billion grew 7% year-over-year, best growth in industry and raising 2021 guidance
•Net cash provided by operating activities of $3.8 billion increased $3.0 billion year-over-year, raising 2021 guidance
•Free Cash Flow excluding gross payments for the settlement of interest rate swaps(1) of $1.7 billion, grew 16% year-over-year, best growth in industry and raising 2021 guidance
America’s Largest, Fastest and Most Reliable 5G Network Further Extends its Lead
•Extended Range 5G covers 305 million people and 1.7 million square miles — more geographic coverage than Verizon and AT&T combined
•Ultra Capacity 5G covers 165 million people with average speeds of 350 Mbps, on track to cover 200 million people nationwide by end of year
•Seven independent third-party network benchmarking reports highlighted T-Mobile’s 5G leadership in 2021
Network Integration Progress Fuels Higher Merger Synergies
•Approximately 80% of Sprint customer traffic is now carried on the T-Mobile network
•One-third of Sprint customers have been moved to the T-Mobile network
•Raising 2021 merger synergies guidance for the second quarter in a row

BELLEVUE, Wash. - July 29, 2021 - T-Mobile US, Inc. (NASDAQ: TMUS) reported second quarter 2021 results today, delivering industry-leading postpaid net additions and record service revenues, Core Adjusted EBITDA and Free Cash Flow, while raising 2021 guidance across the board for the second consecutive quarter. The company’s diversified growth strategy and network leadership contributed to record postpaid account growth and industry-leading sequential churn improvement.

“Stellar postpaid customer gains and industry-leading service revenue growth translated into industry-best growth in profitability and cash flow, and drove another beat and raise quarter – all fueled by unprecedented synergies that only T-Mobile can deliver,” said Mike Sievert, CEO of T-Mobile. “As we capitalize on our 5G leadership, it’s increasingly clear that our unmatched network, outstanding value and customer-centric experiences are setting the Un-carrier apart from everyone else.”

___________________________________________________________

(1)Adjusted EBITDA, Core Adjusted EBITDA and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of the two measures and Net Income is variable.

Consistent and Profitable Customer Growth
•Net customer additions of 1.4 million in Q2 2021 increased 107 thousand year-over-year and the total customer count increased to a record-high of 104.8 million.
•Postpaid net customer additions of 1.3 million in Q2 2021 increased 164 thousand year-over-year.
•Postpaid phone net customer additions of 627 thousand in Q2 2021 increased 374 thousand year-over-year, and postpaid phone churn of 0.87% improved sequentially for the second consecutive quarter.
•Postpaid other net customer additions were 649 thousand in Q2 2021.
•Postpaid account net additions of 349 thousand in Q2 2021 increased 248 thousand year-over-year.
•Prepaid net customer additions were 76 thousand in Q2 2021, and record-low prepaid churn of 2.62% continued to lead the industry.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results have not been retroactively adjusted and reflect standalone T-Mobile.

	Quarter			Six Months Ended June 30,
(in thousands, except churn)	Q2 2021	Q1 2021	Q2 2020	2021	2020
Net customer additions	1,352	1,361	1,245	2,713	1,894
Postpaid net customer additions	1,276	1,210	1,112	2,486	1,889
Postpaid phone net customer additions	627	773	253	1,400	705
Postpaid other net customer additions	649	437	859	1,086	1,184
Prepaid net customer additions	76	151	133	227	5
Total customers, end of period	104,789	103,437	98,327	104,789	98,327
Postpaid phone churn	0.87%	0.98%	0.80%	0.92%	0.82%
Prepaid churn	2.62%	2.78%	2.81%	2.70%	3.17%

Record Financial Results
•Total revenues increased 13% year-over-year to $20.0 billion and total service revenues increased 10% year-over-year to $14.5 billion in Q2 2021, driven by continued customer growth and higher wholesale revenues.
•Net income increased year-over-year to $978 million in Q2 2021, 8x more than last year, primarily due to continued service revenue growth and synergy realization. Diluted earnings per share (EPS) increased year-over-year to $0.78 in Q2 2021, including merger-related costs, net of taxes, of $453 million, or $0.36 per share.
•Adjusted EBITDA was $6.9 billion and Core Adjusted EBITDA increased 7% year-over-year to a record-high of $6.0 billion in Q2 2021.
•Net cash provided by operating activities increased $3.0 billion year-over-year to $3.8 billion in Q2 2021, primarily due to a one-time impact related to the settlement of interest rate swaps in the prior year of $2.3 billion.
•Cash purchases of property and equipment including capitalized interest increased year-over-year to $3.3 billion in Q2 2021, primarily due to the continued 5G network build-out and network integration activities related to the Sprint merger.
•Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, increased year-over-year to $1.7 billion in Q2 2021, primarily due to higher Net cash provided by operating activities, partially offset by higher Cash purchases of property and equipment including capitalized interest.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results have not been retroactively adjusted and reflect standalone T-Mobile.

(in millions, except EPS)	Quarter			Six Months Ended June 30,		Q2 2021 vs. Q1 2021	Q2 2021 vs. Q2 2020	YTD 2021 vs. YTD 2020
	Q2 2021	Q1 2021	Q2 2020	2021	2020
Total service revenues	$14,492	$14,192	$13,230	$28,684	$22,076	2.1%	9.5%	29.9%
Total revenues	19,950	19,759	17,671	39,709	28,784	1.0%	12.9%	38.0%
Net income	978	933	110	1,911	1,061	4.8%	789.1%	80.1%
Diluted EPS	0.78	0.74	0.09	1.52	1.00	5.4%	766.7%	52.0%
Adjusted EBITDA	6,906	6,905	7,017	13,811	10,682	—%	(1.6)%	29.3%
Core Adjusted EBITDA	5,992	5,864	5,596	11,856	9,096	2.2%	7.1%	30.3%
Net cash provided by operating activities	3,779	3,661	777	7,440	2,394	3.2%	386.4%	210.8%
Cash purchases of property and equipment, including capitalized interest	3,270	3,183	2,257	6,453	4,010	2.7%	44.9%	60.9%
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	1,671	1,304	1,441	2,975	2,173	28.1%	16.0%	36.9%

America’s Largest, Fastest and Most Reliable 5G Network Further Extends its Lead
T-Mobile’s 5G network covers nearly everyone in the country, and the company continues to further extend its network leadership, achieving its year-end goal of reaching 300 million people with Extended Range 5G six months ahead of schedule. Ultra Capacity 5G is expanding at an incredible pace, covering half of the U.S. population in just five quarters and delivering average download speeds of 350 Mbps.

The majority of independent third-party network benchmarking reports continue to recognize T-Mobile as the undisputed 5G leader.
•Largest: Ookla, a leader in mobile network testing and data analysis, confirms T-Mobile’s 5G network covers 92% of all Interstate Highway miles across America compared to 68% for AT&T and 51% for Verizon.
•Fastest: For the third time in a row, Opensignal awarded T-Mobile’s 5G network as fastest based on real world customer usage from millions of device measurements. Opensignal’s report shows T-Mobile customers’ average download speeds increased by more than 50% since the beginning of the year.
•Most Reliable: A nationwide study by network research firm umlaut ranks T-Mobile first in 5G reliability for the second time in a row.

Network Integration Progress Fuels Higher Merger Synergies
T-Mobile continued to make meaningful progress on integration activities, ending the quarter with approximately 80% of Sprint customer traffic carried on the T-Mobile network, one-third of Sprint customers moved to the T-Mobile network, and rate plan changes completed for the vast majority of Sprint customers.

Based on the continued strength of execution, the company is raising merger synergies guidance to $2.9 billion to $3.2 billion in 2021, up from $2.8 billion to $3.1 billion.
•Approximately $1.35 billion to $1.5 billion of sales, general, and administrative (SG&A) synergies achieved through SG&A expense reductions
•Approximately $550 million to $700 million of network synergies achieved through cost of service expense reductions
•Approximately $1.0 billion of network synergies related to avoided costs from new site builds

Raising 2021 Outlook Across the Board for the Second Consecutive Quarter
•Postpaid net customer additions are expected to be between 5.0 million and 5.3 million, an increase from prior guidance of 4.4 million to 4.9 million.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $23.0 billion and $23.3 billion, an increase from prior guidance of $22.8 billion to $23.2 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be between $12.0 billion to $12.3 billion, an increase from the prior guidance of $11.7 billion to $12.0 billion.
•Merger-related costs are expected to be between $2.7 billion and $3.0 billion before taxes. These costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided from operating activities and Free Cash Flow.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $13.6 billion and $13.9 billion, an increase from prior guidance of $13.2 billion to $13.6 billion.
•Free Cash Flow, including payments for Merger-related costs, is expected to be between $5.2 billion and $5.5 billion. Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions)	Previous		Current		Change (Mid-point)
Postpaid net customer additions	4.4	4.9	5.0	5.3	0.5
Net income (1)	N/A	N/A	N/A	N/A	N/A
Core Adjusted EBITDA (2)	$22,800	$23,200	$23,000	$23,300	$150
Merger synergies	2,800	3,100	2,900	3,200	100
Merger-related costs (3)	2,700	3,000	2,700	3,000	—
Net cash provided by operating activities	13,200	13,600	13,600	13,900	350
Capital expenditures (4)	11,700	12,000	12,000	12,300	300
Free Cash Flow (5)	5,100	5,500	5,200	5,500	50
(1)We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of our operations, excluding the impact of lease revenues from our related device financing programs. Our guidance ranges assume a continued reduction in lease revenues to $3.6 billion to $3.8 billion for 2021.
(3)Merger-related costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Free Cash Flow.
(4)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(5)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

Financial Results
For more details on T-Mobile’s Q2 2021 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Thursday, July 29, 2021 at 4:30 p.m. (EDT)

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•US/Canada: 866-575-6534
•International: +1 786-460-7205
•Participant Passcode: 1881791

Access via Webcast
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1-719-457-0820 (international). The passcode required to listen to the replay is 6013858.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @MikeSievert Twitter (https://twitter.com/MikeSievert) account, which Mr. Sievert also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: http://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: natural disasters, public health crises, including the COVID-19 pandemic (the “Pandemic”), terrorist attacks or similar incidents; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the Pandemic; competition, industry consolidation and changes in the market condition for wireless services; data loss or other security breaches; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; our inability to take advantage of technological developments on a timely basis; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC (“Shentel”) and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Business”), and the assumption of certain related liabilities (the “Prepaid Transaction”), the complaint and proposed final judgment (the “Consent Decree”) agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into including but not limited to those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative cost incurred in tracking, monitoring and complying with them; our inability to manage the ongoing commercial and transition services arrangements that we entered into with DISH in connection with the Prepaid Transaction, which we completed on July 1, 2020 (collectively, the “Divestiture Transaction”), and known or unknown liabilities arising in connection therewith; the effects of any future acquisition, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; the occurrence of high fraud rates or volumes related to device financing, customer payment cards, third-party dealers, employees, subscriptions, identities or account takeover fraud; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; the risk of future material weaknesses we may identify while we work to integrate and align policies, principles and practices of the two companies following the Merger (as defined below), or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of existing or future legal proceedings; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; the possibility that we may be unable to renew our spectrum leases on attractive terms or the possible revocation of our existing licenses in the event that we violate applicable laws; interests of our significant stockholders that may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; the volatility of our stock price and our lack of plan to pay cash dividends in the foreseeable future; failure to realize the expected benefits and synergies of the merger (the “Merger”) with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes or in the amounts anticipated; any delay and costs of, or difficulties in, integrating our business and Sprint’s business and operations, and unexpected additional operating costs, customer loss and business disruptions, including challenges in maintaining relationships with employees, customers, suppliers or vendors; unanticipated difficulties, disruption, or significant delays in our long-term strategy to migrate Sprint’s legacy customers onto T-Mobile’s existing billing platforms; and changes to existing or the issuance of new accounting standards by the Financial Accounting Standards Board or other regulatory agencies. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between those measures and Net income is variable.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results prior to April 1, 2020, have not been restated and reflect standalone T-Mobile.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	2020	2021
Net income	$951	$110	$1,253	$750	$933	$978	$1,061	$1,911
Adjustments:
Income from discontinued operations, net of tax	—	(320)	—	—	—	—	(320)	—
Income (loss) from continuing operations	951	(210)	1,253	750	933	978	741	1,911
Interest expense	185	776	765	757	792	820	961	1,612
Interest expense to affiliates	99	63	44	41	46	32	162	78
Interest income	(12)	(6)	(3)	(8)	(3)	(2)	(18)	(5)
Other expense, net	10	195	99	101	125	1	205	126
Income tax expense	306	2	407	71	246	277	308	523
Operating income	1,539	820	2,565	1,712	2,139	2,106	2,359	4,245
Depreciation and amortization	1,718	4,064	4,150	4,219	4,289	4,077	5,782	8,366
Operating income from discontinued operations (1)	—	432	—	—	—	—	432	—
Stock-based compensation (2)	123	139	125	129	130	129	262	259
Merger-related costs	143	798	288	686	298	611	941	909
COVID-19-related costs (3)	117	341	—	—	—	—	458	—
Impairment expense	—	418	—	—	—	—	418	—
Other, net (4)	25	5	1	—	49	(17)	30	32
Adjusted EBITDA	3,665	7,017	7,129	6,746	6,905	6,906	10,682	13,811
Lease revenues	(165)	(1,421)	(1,350)	(1,245)	(1,041)	(914)	(1,586)	(1,955)
Core Adjusted EBITDA	$3,500	$5,596	$5,779	$5,501	$5,864	$5,992	$9,096	$11,856
(1)Following the Prepaid Transaction, starting on July 1, 2020, we provide MVNO services to DISH. We have included the operating income from discontinued operations, for periods prior to the Prepaid Transaction, in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that has been replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable management, analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint merger have been included in Merger-related costs.
(3)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19-related costs were not significant for Q3 2020, Q4 2020, Q1 2021 and Q2 2021.
(4)Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded from Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as Merger-related costs, COVID-19-related costs and Impairment expense. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs including network decommissioning costs, incremental costs directly attributable to COVID-19 and impairment expense, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	2020	2021
Net cash provided by operating activities	$1,617	$777	$2,772	$3,474	$3,661	$3,779	$2,394	$7,440
Cash purchases of property and equipment	(1,753)	(2,257)	(3,217)	(3,807)	(3,183)	(3,270)	(4,010)	(6,453)
Proceeds from sales of tower sites	—	—	—	—	—	31	—	31
Proceeds related to beneficial interests in securitization transactions	868	602	855	809	891	1,137	1,470	2,028
Cash payments for debt prepayment or debt extinguishment costs	—	(24)	(58)	—	(65)	(6)	(24)	(71)
Free Cash Flow	732	(902)	352	476	1,304	1,671	(170)	2,975
Gross cash paid for the settlement of interest rate swaps	—	2,343	—	—	—	—	2,343	—
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$732	$1,441	$352	$476	$1,304	$1,671	$2,173	$2,975
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Our current guidance range for Free Cash Flow is calculated as follows:

	FY 2021
(in millions)	Current Guidance Range
Net cash provided by operating activities	$13,600	$13,900
Cash purchases of property and equipment	(12,000)	(12,300)
Proceeds related to beneficial interests in securitization transactions (1)	3,700	4,000
Cash payments for debt prepayment or debt extinguishment costs	(100)	(100)
Free Cash Flow	$5,200	$5,500
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

Our previous guidance range for Free Cash Flow was calculated as follows:

	FY 2021
(in millions)	Previous Guidance Range
Net cash provided by operating activities	$13,200	$13,600
Cash purchases of property and equipment	(11,700)	(12,000)
Proceeds related to beneficial interests in securitization transactions (1)	3,700	3,900
Cash payments for debt prepayment or debt extinguishment costs	(100)	—
Free Cash Flow	$5,100	$5,500
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

T-Mobile US, Inc.
Calculation of Operating Measures
(Unaudited)

The following table illustrates the calculation of our operating measures ARPA and ARPU from the related service revenues:

(in millions, except average number of accounts and customers, ARPA and ARPU)	Quarter						Six Months Ended June 30,
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	2020	2021
Calculation of Postpaid ARPA
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303	$10,492	$15,846	$20,795
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	15,155	25,424	25,582	25,677	25,840	26,188	20,289	26,014
Postpaid ARPA	$129.47	$130.57	$133.03	$133.08	$132.91	$133.55	$130.16	$133.23
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303	$10,492	$15,846	$20,795
Less: Postpaid other revenues	(310)	(618)	(677)	(762)	(820)	(825)	(928)	(1,645)
Postpaid phone service revenues	5,577	9,341	9,532	9,489	9,483	9,667	14,918	19,150
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	40,585	64,889	65,437	66,084	66,834	67,680	52,737	67,257
Postpaid phone ARPU	$45.80	$47.99	$48.55	$47.86	$47.30	$47.61	$47.15	$47.45
Calculation of Prepaid ARPU
Prepaid service revenues	$2,373	$2,311	$2,383	$2,354	$2,351	$2,427	$4,684	$4,778
Divided by: Average number of prepaid customers (in thousands) and number of months in period	20,759	20,380	20,632	20,605	20,728	20,994	20,570	20,861
Prepaid ARPU	$38.11	$37.80	$38.49	$38.08	$37.81	$38.53	$37.95	$38.17
Postpaid Average Revenue Per Account (ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.